Press Release

Contact:               United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – February 4, 2013 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $696,000, or $0.09 per diluted share, for the quarter ended December 31, 2012, compared to net income of $712,000, or $0.09 per diluted share, for the quarter ended December 31, 2011. Net income for the six months ended December 31, 2012 was $1.2 million, or $0.15 per diluted share, compared to $1.2 million, or $0.16 per diluted share, for the six months ended December 31, 2011.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the six months ended
	12/31/2012	12/31/2011
	(Unaudited)	(Unaudited)
Interest income	$8,328	$9,387
Interest expense	1,892	2,209
Net interest income	6,436	7,178

Provision for loan losses	475	1,579
Net interest income after provision for loan losses	5,961	5,599

Total other income	2,434	2,331
Total noninterest expense	6,787	6,290
Income before income taxes	1,608	1,640

Income tax provision	418	452
Net income	$1,190	$1,188

Basic and diluted earnings per share	$0.15	$0.16
Weighted average shares outstanding	7,683,150	7,638,321

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, as of)	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011

ASSETS
Cash and Cash Equivalents	$39,375	$31,271	$29,079	$32,375	$16,644
Investment Securities	173,258	161,426	146,389	150,158	126,369
Loans Receivable, net	266,684	272,076	283,154	284,415	285,709
Other Assets	37,347	37,380	37,281	36,666	38,095
Total Assets	$516,664	$502,153	$495,903	$503,614	$466,817

LIABILITIES
Municipal Deposits	$102,806	$106,920	$103,086	$110,966	$101,832
Other Deposits	322,311	326,139	323,881	322,680	305,611
FHLB Advances	10,333	10,583	10,833	11,083	1,333
Other Liabilities	3,006	3,214	3,115	3,528	3,265
Total Liabilities	438,456	446,856	440,915	448,257	412,041
Commitments and contingencies	22,889	-	-	-	-
Total Stockholders' Equity	55,319	55,297	54,988	55,357	54,776
Total Liabilities & Stockholders' Equity	$516,664	$502,153	$495,903	$503,614	$466,817

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,103	$4,225	$4,509	$4,290	$4,700
Interest Expense	889	1,003	1,054	1,025	1,057
Net Interest Income	3,214	3,222	3,455	3,265	3,643
Provision for Loan Losses	225	250	1,750	333	681
Net Interest Income after Provision
for Loan Losses	2,989	2,972	1,705	2,932	2,962
Total Other Income	1,367	1,067	1,758	888	1,205
Total Noninterest Expense	3,370	3,417	3,090	3,056	3,141
Income before Tax Provision	986	622	373	764	1,026
Income Tax Provision	290	128	29	307	314
Net Income	$696	$494	$344	$457	$712
Basic and Diluted Earnings per Share (1)	$0.09	$0.06	$0.04	$0.06	$0.09
Weighted Average Shares Outstanding:
Basic and Diluted	7,683,150	7,683,150	7,683,150	7,652,150	7,638,321

(1) For all periods shown, United Community MHC held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of all quarterly dividends, except for the three months ended September 30, 2012. No dividends were paid during the three months ended December 31, 2012.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Performance Ratios:
Return on average assets (1)	0.55%	0.40%	0.27%	0.38%	0.60%
Return on average equity (1)	5.02%	3.58%	2.48%	3.31%	5.22%
Interest rate spread (2)	2.70%	2.75%	2.92%	2.87%	3.30%
Net interest margin (3)	2.75%	2.79%	2.96%	2.91%	3.35%
Noninterest expense to average assets (1)	2.67%	2.74%	2.46%	2.52%	2.66%
Efficiency ratio (4)	73.56%	79.67%	59.27%	73.59%	64.79%
Average interest-earning assets to
average interest-bearing liabilities	106.17%	105.06%	105.08%	105.08%	105.03%
Average equity to average assets	10.98%	11.07%	11.05%	11.37%	11.54%

Bank Capital Ratios:
Tangible capital	9.37%	9.18%	9.24%	9.16%	10.12%
Core capital	9.37%	9.18%	9.24%	9.16%	10.12%
Total risk-based capital	20.36%	19.64%	19.05%	18.82%	18.20%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	5.34%	5.44%	5.62%	6.64%	5.33%
Nonperforming assets as a percent
of total assets	2.98%	3.15%	3.30%	3.88%	3.46%
Allowance for loan losses as a percent
of total loans	2.10%	2.05%	1.95%	1.91%	1.83%
Allowance for loan losses as a percent
of nonperforming loans	39.37%	37.71%	34.64%	28.72%	34.22%
Net charge-offs to average outstanding
loans during the period (1)	0.29%	0.26%	2.32%	0.14%	2.25%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended December 31, 2012:

Net income decreased $16,000 to $696,000 for the quarter ended December 31, 2012, compared to net income of $712,000 for the quarter ended December 31, 2011.

Net interest income decreased $429,000, or 11.8%, to $3.2 million for the quarter ended December 31, 2012 as compared to $3.6 million for the quarter ended December 31, 2011.   The decrease of $597,000 in interest income was partially offset by a $168,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.60% to 4.94%, a $16.4 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.16% to 1.81%, partially offset by a $42.2 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.01% to 0.78%, partially offset by a $17.0 million increase in the average balance of outstanding deposits and a $9.0 million increase in the average balance of outstanding advances from the Federal Home Loan Bank.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $225,000 for the quarter ended December 31, 2012, compared to $681,000 for the same quarter in the prior year, representing a decrease of $456,000 or 67.0%. The decrease in the loan loss provision was primarily due to a decrease in impairment charges in multi-family real estate loans in the quarter ended December 31, 2012, as compared to the 2011 quarter.

Other income increased $162,000, or 13.4%, to $1.4 million for the quarter ended December 31, 2012 from $1.2 million for the quarter ended December 31, 2011. The increase in other income was primarily due to a $154,000 increase in gain on sale of loans and a $38,000 increase in gain on sale of other real estate owned, partially offset by a $64,000 decrease in gain on sale of investments. The increase in gain on sale of loans was the result of an increase in loan sales to Freddie Mac in the December 31, 2012 quarter compared to the same quarter in the prior year, primarily due to an increase in refinancing activity as a result of the continued low interest rate environment.  The increase in gain on sale of other real estate owned was primarily due to the sale of other real estate owned generating proceeds of $1.5 million during the quarter ended December 31, 2012 resulting in a gain of $40,000 compared to $10,000 in proceeds resulting in a gain of $2,000 during the quarter ended December 31, 2011.  The decrease in gain on sale of investments was the result of fewer sales of mortgage-backed securities and no sales of other available for sale securities during the current quarter as compared to the prior year quarter.

Noninterest expense increased $229,000, or 7.3%, from $3.1 million for the quarter ended December 31, 2011 to $3.4 million for the quarter ended December 31, 2012. The increase was primarily due to increases of $90,000 in compensation and employee benefits and a $105,000 provision for loss on real estate owned in the quarter ended December 31, 2012 compared to no such provision in the prior year quarter.  The increase in compensation and employee benefits expense was primarily due to the addition of employees in the accounting and collections departments, additional payroll expense associated with the implementation of a new branch network communication system, and annual wage increases. The provision for loss on real estate owned was due to additional write-downs on two commercial REO properties.

For the six months ended December 31, 2012:

Net income stayed flat at $1.2 million for the six months ended December 31, 2012 and 2011.

Net interest income decreased $742,000, or 10.3%, to $6.4 million for the six months ended December 31, 2012 as compared to $7.2 million for the six months ended December 31, 2011.   The decrease of $1.1 million in interest income was partially offset by a $317,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.54% to 4.96%, a $12.3 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.28% to 1.90%, partially offset by a $32.9 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.06% to 0.84%, partially offset by a $16.0 million increase in the average balance of outstanding deposits and a $9.0 million increase in the average balance of outstanding advances from the Federal Home Loan Bank.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $475,000 for the six months ended December 31, 2012, compared to $1.6 million for the same period in the prior year, a decrease of $1.1 million or 69.9%. The decrease in the loan loss provision was primarily due to a decrease in impairment charges in multi-family real estate loans in the six months ended December 31, 2012, as compared to the prior year six month period.

Other income increased $103,000, or 4.4%, to $2.4 million for the six months ended December 31, 2012 from $2.3 million for the six months ended December 31, 2011. The increase in other income was primarily due to a $319,000 increase in gain on sale of loans and an $86,000 increase in income from bank owned life insurance, partially offset by a $300,000 decrease in gain on sale of investments.  The increase in loan sales to Freddie Mac in the December 31, 2012 period when compared to the same period in the prior year is primarily due to an increase in refinancing activity as a result of the continued low interest rate environment. The increase in income from bank owned life insurance was the result of the purchase of additional bank owned life insurance during the latter part of the fiscal year ended June 30, 2012. The decrease in gain on sale of investments was the result of fewer sales of mortgage-backed securities and no sales of other available for sale securities during the current period as compared to the prior year period.

Noninterest expense increased $497,000, or 7.9%, from $6.3 million for the six months ended December 31, 2011 to $6.8 million for the six months ended December 31, 2012. The increase was primarily due to increases of $163,000 in compensation and employee benefits and $103,000 in data processing expense, as well as a $105,000 provision for loss on real estate owned in the six months ended December 31, 2012 compared to no such provision in the prior year six month period.  The increase in compensation and employee benefits expense was primarily due to the addition of employees in the accounting and collections departments, additional payroll expense associated with the implementation of a new branch network communication system and annual wage increases. The increase in data processing expense was primarily due to the aforementioned new branch network communication system.  The provision for loss on real estate owned was due to additional write-downs on two commercial REO properties.

Total assets were $516.7 million at December 31, 2012, compared to $495.9 million at June 30, 2012.  Total assets increased $20.8 million, or 4.2%, primarily as a result of a $10.3 million increase in cash and a $26.9 million increase in investment securities, partially offset by a $16.5 million decrease in loans. The increase in cash is primarily due to subscription funds held in escrow at the Bank at December 31, 2012 in connection with our previously announced conversion from the mutual holding company form of organization to the stock holding company form on January 9, 2013.  The increase in our investment securities was the result of purchases of mortgage-backed securities. The decrease in loans was primarily the result of payoffs aggregating $8.0 million for performing commercial real estate loans in addition to transfers to REO totaling $2.3 million during the six month period ending December 31, 2012.

Total liabilities were $438.5 million at December 31, 2012, compared to $440.9 million at June 30, 2012.  Additionally, commitments and contingencies totaled $22.9 million at December 31, 2012 as a result of subscription funds received in conjunction with the aforementioned conversion. There was no recorded balance in commitments and contingencies at June 30, 2012.

Total stockholders’ equity was $55.3 million at December 31, 2012, compared to $55.0 million at June 30, 2012.  The increase was primarily the result of net income of $1.2 million for the six months ended December 31, partially offset by dividends paid of $812,000 during the six month period.  At December 31, 2012, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2012 filed with the SEC on September 7, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.